Exhibit 10.1

PURCHASE AGREEMENT

AMONG

THE ABSOLUT SPIRITS COMPANY, INCORPORATED,

V&S VIN & SPRIT AB

AND

BEAM GLOBAL SPIRITS & WINE, INC.

Dated as of August 28, 2008

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Table of Contents

(continued)

	ARTICLE V

	TAX MATTERS

Section 5.1	Responsibility for Taxes	9
Section 5.2	Tax Returns	9
Section 5.3	Tax Contests	9
Section 5.4	Refunds	9
Section 5.5	Amended Returns	9
Section 5.6	Elections	10
Section 5.7	Books and Records; Cooperation	10
Section 5.8	Transfer Taxes	10
Section 5.9	Allocation of Purchase Price	10
Section 5.10	Tax Covenant	10

	ARTICLE VI

	CONDITIONS PRECEDENT

Section 6.1	Conditions to the Obligations of Buyer and the Sellers	11
Section 6.2	Conditions to the Obligations of Buyer	11
Section 6.3	Conditions to the Obligations of the Sellers	11
	ARTICLE VII

	TERMINATION

Section 7.1	Termination	12
Section 7.2	Effect of Termination	12
	ARTICLE VIII

	DEFINITIONS

Section 8.1	Certain Terms	13
Section 8.2	Construction	17

	ARTICLE IX

	MISCELLANEOUS

Section 9.1	Notices	17

ii

Table of Contents

(continued)

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B-1	Form of U.S. Trademark Assignment
Exhibit B-2	Form of Foreign Trademark Assignment
Exhibit C	Form of Domain Name Assignment

SCHEDULES

Schedule 1.1(a)(ii)	Assigned Contracts
Schedule 1.1(b)	Assumed Liabilities
Schedule 2.4	Financial Statements

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PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of August 28, 2008 (this “Agreement”), by and among The Absolut Spirits Company, Incorporated, a Delaware corporation (“ASCI” and a “Seller”), V&S Vin & Sprit AB, an aktiebolag organized and existing under the laws of Sweden (“V&S” and also a “Seller” and together with ASCI, the “Sellers”) and Beam Global Spirits & Wine, Inc., a Delaware corporation (“Buyer”). Unless stated otherwise, capitalized terms used in this Agreement are defined in Section 8.1.

W I T N E S S E T H:

WHEREAS, ASCI owns all of the issued and outstanding shares (the “Shares”) of capital stock of Cruzan Viril, Ltd., a U.S. Virgin Islands corporation (the “Company”);

WHEREAS, the Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Sellers, the Shares, the Assigned Contracts, the Assigned Inventory and the Assumed Liabilities, in each case, on the terms and conditions described in this Agreement; and

WHEREAS, V&S wishes to transfer and assign to Buyer the Assigned Trademarks and Domain Names, on the terms and conditions described in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of Shares and Assets; Assumption of Liabilities.

(a) Subject to the terms and conditions hereof, at the Closing for the consideration specified in Section 1.2,

(i) ASCI shall sell the Shares to Buyer, and Buyer shall purchase the Shares from ASCI,

(ii) The Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Sellers, all of the Sellers’ right, title and interest in, to and under the contracts listed in Schedule 1.1(a)(ii) (the “Assigned Contracts”) and the Assigned Inventory, and

(iii) V&S shall transfer, convey, assign and deliver to Buyer the Assigned Trademarks and Domain Names.

(b) Subject to the terms and conditions hereof, at the Closing, Buyer shall assume the Assumed Liabilities and agree to discharge them in a timely manner.

Section 1.2 Purchase Price.

(a) The aggregate purchase price payable by Buyer to the Sellers for the Shares, the Assigned Contracts, the Assigned Inventory and the Assigned Trademarks and Domain Names shall be $100,000,000 (the “Purchase Price”).

(b) The parties acknowledge and agree that the Purchase Price has been determined on a cash-free, debt-free basis and in furtherance thereof, agree that:

(i) All Cash held by the Company and its Subsidiaries as of the Closing, including but not limited to Cash held in bank accounts, shall be paid by Buyer, or an Affiliate of Buyer, to an account designated by Sellers not later than three (3) Business Days following the Closing. With respect to Cash held in bank accounts, Buyer and Sellers shall determine as of 12:01 a.m. (local time) on the Closing Date in each location in which each bank account of the Company or any of its Subsidiaries is located, the aggregate cash balance of such bank accounts, which for the avoidance of doubt shall be net of all outstanding checks or similar instruments issued on such bank accounts at such time but not yet reflected as a deduction in the cash balances of such bank accounts.

(ii) All intercompany Indebtedness and accounts, whether payables or receivables, between either Seller or any of its Affiliates (other than the Company or its Subsidiaries), on the one hand, and either the Company or any of its Subsidiaries, on the other hand, shall be repaid or settled (in cash or through (actual or deemed) capital contributions or (actual or deemed) distributions), and all other arrangements between either Seller or any of its Affiliates (other than the Company or its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall be terminated without liability to the Company or any of its Subsidiaries, at or prior to the Closing. “Indebtedness” shall include (A) any indebtedness for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (B) all obligations evidenced by bonds, debentures, notes or other similar instruments, (C) all obligations to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (D) all indebtedness of any other Person, of the type referred to in clauses (A) to (C) above, directly or indirectly guaranteed by such Person or secured by any assets of such Person. To the extent the transactions contemplated in this Section 1.2(b)(ii) occur after Closing, the parties agree to cooperate to develop a mutually agreeable plan to implement this Section 1.2(b)(ii). Any withholding Taxes incurred in connection herewith because of actual or deemed distributions to ASCI that are treated as dividends shall be borne by or otherwise reimbursed by ASCI.

(iii) All Indebtedness of the Company to any Persons other than Sellers or their Affiliates shall be repaid or otherwise settled at or prior to the Closing.

(iv) Notwithstanding the foregoing, the Company shall retain a good-faith estimate of an amount of cash sufficient to satisfy any liability for Income Taxes remaining unpaid for the year 2007 as well as on income and activities of the Company for the year 2008 through the end of the month preceding the Closing Date (the “Tax Reserve”).

(c) The parties agree that on a date not later than sixty (60) days after the Closing Date (the “Tax Adjustment Date”), the parties shall determine the liability of the Company and its Subsidiaries for Income Taxes remaining unpaid for the year 2007 as well as on income and activities of the Company and its Subsidiaries for the year 2008 through the Closing (the “Tax Adjustment Period”). Buyer (in the case of a positive number) or Seller (in the case of a negative number), as the case may be, shall pay to the other party an amount equal to the sum of (w) any payment made in respect of Indemnified Taxes pursuant to Section 5 on or prior to the Tax Adjustment Date with respect to the Tax Adjustment Period, (x) the amount of such Taxes paid prior to the Closing Date in respect of such Taxes plus (y) the amount of the Tax Reserve less (z) the amount of such Taxes as determined by the parties pursuant to the preceding sentence (the “Tax Adjustment Payment”). Taxes for the portion of any Straddle Period ending at Closing shall be determined on a closing-of-the books basis, except for periodic Taxes such as real property Taxes which shall be determined on a daily pro ration basis. Any payment made pursuant to this Section 1.2(c) shall be treated as an adjustment to the purchase price for U.S. federal and U.S. Virgin Islands income tax purposes.

Section 1.3 Closing.

(a) The closing of the transactions contemplated by Section 1.1 (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, at 10:00 a.m. on the date that is two Business Days after the conditions set forth in Article VI have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or on such other date and time as the parties to this Agreement may agree to in writing (the “Closing Date”).

(b) At the Closing:

(i) ASCI shall deliver to Buyer one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

(ii) The Sellers and Buyer shall execute and deliver an assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(iii) V&S shall execute and deliver to Buyer (i) trademark assignments substantially in the forms attached hereto as Exhibits B-1 and B-2 (together, the “Trademark Assignment”), which shall be accepted and acknowledged by Buyer, and (ii) a domain name assignment substantially in the form attached hereto as Exhibit C (the “Domain Name Assignment”), which shall be accepted and acknowledged by Buyer;

(iv) Buyer shall pay to the Sellers, by wire transfer of immediately available funds to one or more accounts designated by the Sellers at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price; and

(v) ASCI shall cause to be delivered to Buyer or pursuant to Buyer’s instructions all corporate minute books of the Company and its Subsidiaries.

Section 1.4 Transfer of Assigned Inventory. Prior to the Closing, the Sellers shall provide Buyer with a list of Assigned Inventory by location held by the Sellers and any of their Affiliates. The transfer of the Assigned Inventory shall be invoiced to Buyer by the relevant Seller or Affiliate, as the case may be, at cost, payment for which shall be included in the Purchase Price.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 2.1 Corporate and Governmental Authorization.

(a) Such Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, the performance of such Seller’s obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of such Seller. Such Seller has duly executed and delivered this Agreement and, on the Closing Date, will have duly executed and delivered each of the Ancillary Agreements to which such Seller is a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(b) The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any actions or filings under any Laws the absence of which would not, individually or in the aggregate, materially impair the ability of such Seller to consummate the transactions contemplated hereby or thereby or materially impair the ability of the Company to continue to conduct the Business following the Closing in a manner consistent with the conduct of the Business prior to the Closing.

Section 2.2 Non-Contravention. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of, any provision of the Organizational Documents of the Company or such Seller, (ii) assuming compliance with the matters referred to in Section 2.1(b), contravene, conflict with or result in a violation or breach of, any provision of any Laws the violation or breach of which would, in the aggregate, materially impair the ability of the Company to continue to conduct the Business following the Closing in a manner consistent with the conduct of the Business prior to the Closing or (iii) other than as set forth on Schedule 1.1(a)(ii), require any consent or other action by any Person under, or constitute a default under, any provision of any material agreement or other material instrument to which such Seller or the Company is a party.

Section 2.3 Title. ASCI is the beneficial and record owner, free and clear of any encumbrances, of the Shares and upon delivery of and payment for the Shares at the Closing will sell, transfer, assign and deliver good and valid title to the Shares at the Closing free of encumbrances. There is no person who owns any of the shares of capital stock or other equity interests of the Company or any of its Subsidiaries, other than ASCI. Except as contemplated by this Agreement, there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any securities of the Company or any of its Subsidiaries and neither the Company or any of its Subsidiaries is obligated to purchase or redeem any securities.

Section 2.4 Financial Statements. Schedule 2.4 contains complete copies of (i) the unaudited consolidated balance sheet of the Company as of December 31, 2007 and the related unaudited consolidated statement of income and unaudited consolidated statement of cash flows for the fiscal year then ended, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2008 and the related unaudited consolidated statement of income and unaudited consolidated statement of cash flows for the six month period then ended (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been derived from the books and records of the Company and its Affiliates.

Section 2.5 Affiliate Transactions. There is no contract, agreement, commitment, lease, sublease, understanding, or other transaction or arrangement of any kind entered into by the Company or any of its Subsidiaries with either of the Sellers or any of their Affiliates that will remain in effect after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Corporate and Governmental Authorization.

(a) Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and, on the Closing Date, will have duly executed and delivered each of the Ancillary Agreements. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b) The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Buyer, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any actions or filings under any Laws the absence of which would not, individually or in the aggregate, materially impair the ability of Buyer to consummate the transactions contemplated hereby or thereby.

Section 3.2 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of, any of the Organizational Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 3.1(b), contravene, conflict with or result in a violation or breach of, any provision of any Laws or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which Buyer is a party.

Section 3.3 Available Funds; Investment Intent. At the Closing, Buyer will have sufficient funds to pay the Purchase Price and to effect all other transactions contemplated by this Agreement and each of the Ancillary Agreements. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.4 No Other Representations. Buyer acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, the Shares, the Assigned Contracts and the Assigned Trademarks and Domain Names and the businesses and properties of the Company and any of its Subsidiaries are transferred “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR PROPERTIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Actions Toward Closing. Each party shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Laws applicable to such party, and give such undertakings as may be required in connection therewith, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as possible (and in any event within three Business Days after the date hereof), and request, and use reasonable best efforts to obtain, early termination of the waiting period under the HSR Act, (ii) obtain at the earliest practicable date all consents, authorizations or approvals from the Governmental Authorities required to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements, (iii) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements, and (iv) fulfill at the earliest practicable date all of the conditions to its obligations to consummate the transactions contemplated by this Agreement. Each party shall promptly notify any other party in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article VI to be satisfied promptly upon such party becoming aware of the same.

Section 4.2 Public Announcements. The parties agree with each other, before issuing any press release or making any public statement or announcement with respect to this Agreement or the transactions contemplated hereby, to furnish the other party with a copy of any press release or other public statement or announcement thereof and to consult with each other with respect thereto.

Section 4.3 Plan Rollover. Each employee of the Company (a “Transferred Employee”) participating in a defined contribution plan of ASCI that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “ASCI 401(k) Plan”) shall cease accruing benefits under such ASCI 401(k) Plan as of the Closing. Effective as of the Closing, Buyer shall, or shall cause one of its Affiliates, to have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) and each Transferred Employee shall be credited with service with the Company for purposes of determining eligibility to become a participant in such Buyer 401(k) Plan as of the Closing. Buyer shall, or shall cause its Affiliates to, cause the Buyer 401(k) Plan to accept a “direct rollover” to the Buyer 401(k) Plan of such Transferred Employee’s account balances (including promissory notes evidencing all outstanding loans) under the ASCI 401(k) Plan. Buyer shall provide ASCI with such documents and other information as ASCI shall reasonably request to assure itself that (i) the Buyer 401(k) Plan provides for the receipt of eligible rollover distributions (as such term is defined under Section 402 of the Code) from the Transferred Employees, and (ii) the Buyer 401(k) Plan and the trust established in connection therewith are qualified and tax-exempt under Section 401(a) of the Code, evidenced by either a favorable determination letter issued by the Internal Revenue Service or an opinion of counsel to Buyer, which opinion and counsel shall be reasonably satisfactory to ASCI, to the effect that the Buyer 401(k) Plan and its related trust qualify under Sections 401(a) and 501(a) of the Code. Each Transferred Employee shall receive credit under the Buyer 401(k) Plan for all service with the Company and its Affiliates and their respective predecessors prior to the Closing for purposes of vesting and participation as if such service was with Buyer. Buyer shall use all reasonable efforts to advise the Transferred Employees of their rights to transfer balances under the ASCI 401(k) Plan into the Buyer 401(k) Plan.

Section 4.4 Conduct of Business. From the date hereof through the Closing Date, the Sellers will cause the businesses of the Company and its Subsidiaries to be maintained and operated only in the ordinary course consistent with past practices, and shall cause the Company and its Subsidiaries to file Tax Returns in a manner consistent with past practices.

Section 4.5 Consents. Buyer and the Sellers shall reasonably cooperate with each other in connection with the parties’ attempts to obtain any consents required from third parties in connection with the Assigned Contracts.

Section 4.6 Transition Matters. The parties agree to discuss and cooperate with each other in respect of the transition of the distribution of products under the Assigned Trademarks and Domain Names, including (i) the removal of such products, effective as of the Closing Date, from the list of Sellers’ products included in any distributor agreement, wholesaler agreement or similar agreement with third parties to which Future Brands LLC and any of the Sellers are parties and that relate to the distribution of products under the Assigned Trademarks and Domain Names, and (ii) the preparation of appropriate notices to such third parties of such removal. The parties further agree that Sellers shall cause any other distributor agreement, wholesaler agreement or similar agreement for the distribution of products under the Assigned Trademarks and Domain Names not to be terminated immediately on the Closing Date, but to continue such agreements for Buyer’s benefit and at Buyer’s cost for a reasonable transition period following the Closing not to exceed 90 days.

ARTICLE V

TAX MATTERS

Section 5.1 Responsibility for Taxes. V&S shall bear and pay, reimburse, and indemnify Buyer and the Company for, from and against, any and all Indemnified Taxes other than (i) Taxes satisfied from the Tax Reserve or any Tax Adjustment Payment made by Seller, and (ii) any Taxes resulting from any election made by Buyer in violation of Section 5.6 of this Agreement. Except as provided in Section 5.8, Buyer and the Company shall bear and pay all other Taxes of the Company and its Subsidiaries.

Section 5.2 Tax Returns. After the Closing Date, Buyer shall be responsible for preparing and filing all Tax Returns of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period. Buyer shall prepare such Tax Returns in respect of Income Taxes in a manner consistent with most recent past practice and shall make such Tax Returns and associated work papers available for review by V&S not later than sixty (60) days prior to the due date for filing such Tax Return, and Buyer shall not file such Tax Returns without the consent of V&S, which consent shall not be unreasonably withheld.

Section 5.3 Tax Contests.

(a) If Buyer or the Company receives any notice of a pending or threatened Tax audit, assessment or adjustment (“Tax Matters”) relating to Indemnified Taxes, Buyer shall promptly notify V&S. V&S shall have the right, at its expense, to control, contest, resolve and defend against all Tax Matters relating to Indemnified Taxes for Pre-Closing Tax Periods, provided, however, that V&S shall not enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to have a material cost to Buyer for any Tax period (or portion thereof) beginning after the Closing Date unless V&S indemnifies and holds harmless Buyer from and against any such cost. Buyer shall have the right, at its own expense, to participate in (but not control) such proceedings. V&S and Buyer shall jointly control, contest, resolve and defend against all Tax Matters relating to Indemnified Taxes for Straddle Periods, and each party shall bear its own expenses in connection therewith.

(b) Buyer shall have the right to control, contest, resolve and defend against all Tax Matters not relating to Indemnified Taxes, at its expense.

Section 5.4 Refunds. Buyer shall promptly remit to V&S the amount of any refund or credit of any Indemnified Taxes received by the Company, its Subsidiaries or Buyer.

Section 5.5 Amended Returns. Buyer shall not, and shall not permit the Company or any of its current or former Subsidiaries to, amend any Tax Returns in respect of Income Taxes for any Pre-Closing Tax Period or the portion of any Straddle Period ending at Closing except to the extent required by law or to the extent approved in writing by V&S.

Section 5.6 Elections. Buyer shall not make, or permit to be made, any election pursuant to Section 338 of the Code or any similar provision of US Virgin Islands Tax law with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated in this Agreement.

Section 5.7 Books and Records; Cooperation. Buyer and V&S shall (and shall cause their respective Affiliates and Representatives to) (a) provide the other party with such assistance as may be reasonably requested in connection with the preparation and filing of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes, (b) retain (and provide the other party and its Representatives with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties, and (c) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the provisions of this Article 5.

Section 5.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne equally by V&S and Buyer, and V&S and Buyer will cooperate in filing all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 5.9 Allocation of Purchase Price. The Sellers and Buyer hereby agree that $90,000,000 of the Purchase Price shall be allocated to the Assigned Trademarks and Domain Names and $10,000,000 of the Purchase Price plus any amounts paid by Buyer to the Sellers pursuant to Section 1.2(b)(i) shall be allocated to the Shares, the Assigned Contracts and the Assigned Inventory. Except to the extent not permitted by law, the parties to this Agreement shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Shares, the Assigned Contracts, the Assigned Inventory and the Assigned Trademarks and Domain Names for all federal, state and local and non-U.S. Tax purposes in a manner consistent with this Section 5.9.

Section 5.10 Tax Covenant. For a period of two years following the Closing Date, Buyer shall not, and shall not permit any Affiliate to, contribute or otherwise transfer the Shares, the Assigned Trademarks or the Domain Names to Future Brands LLC, unless (x) Future Brands expands its business beyond the distribution services business or (y) Future Brands LLC is no longer treated as a partnership for U.S. federal income tax purposes.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) HSR Act Notification. The notifications of Buyer and the Sellers pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Injunction, etc. Consummation of the transactions contemplated hereby or by any of the Ancillary Agreements shall not have been restrained, enjoined, prohibited, prevented or otherwise adversely affected or made illegal by any Laws or any Order.

(c) Termination and Redemption Agreement. The closing of the Termination and Redemption Agreement shall have occurred.

Section 6.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date; the Sellers shall have, in all material respects, duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing; and Buyer shall have received a certificate signed by an executive officer of each of the Sellers certifying to the foregoing.

(b) Document Deliveries. The Sellers shall have made the deliveries set forth in Section 1.3(b), as applicable.

Section 6.3 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date; Buyer shall have, in all material respects, duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and the Sellers shall have received a certificate signed by an executive officer of Buyer certifying to the foregoing.

(b) Document Deliveries. Buyer shall have made the deliveries and payments set forth in Section 1.3(b), as applicable.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and the Sellers;

(b) by either Buyer or any of the Sellers, by written notice to the Sellers or the Buyer, as the case may be, if:

(i) the Closing shall not have been consummated on or before October 31, 2008 (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Order enjoining Buyer or the Sellers from consummating the transactions contemplated by this Agreement is entered and such Order shall have become final and nonappealable;

(c) by Buyer, by written notice to the Sellers, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of any of the Sellers or the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such breach is incapable of being cured by the End Date;

(d) by any of the Sellers, by written notice to Buyer, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such breach is incapable of being cured by the End Date.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or Representatives) to any other party hereto, provided that no such termination shall relieve any party of liability for a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.1 Certain Terms. The following terms have the respective meanings given to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Trademark Assignment and the Domain Name Assignment.

“ASCI 401(k) Plan” has the meaning set forth in Section 4.3.

“Assigned Contracts” has the meaning set forth in Section 1.1(a)(ii).

“Assigned Inventory” means all stock of rum products and related products manufactured and sold in the Business and owned by either of the Sellers or their Affiliates (other than the Company and its Subsidiaries) as of the Closing Date, wherever located, including dry goods, bulk and finished goods and all POS and related marketing materials used in the sale of such stock.

“Assigned Trademarks and Domain Names” means (i) the trademarks and trademark applications listed in Schedule 1 to the Trademark Assignment and (ii) the domain names listed in Schedule 1 to the Domain Name Assignment.

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.3(b)(ii).

“Assumed Liabilities” means all liabilities and obligations of the Sellers and their Affiliates (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) existing at, or arising after, the Closing Date and relating to the ownership or operation of the Business prior to the Closing, including all liabilities and obligations arising under the Assigned Contracts and all liabilities and obligations relating to the matters set forth as Assumed Liabilities in Schedule 1.1(b), but excluding all liabilities and obligations relating to Indemnified Taxes of the Company and its Subsidiaries and all liabilities and obligations relating to Taxes (other than excise Taxes) of Affiliates of the Company and its Subsidiaries (other than the Company and its Subsidiaries), including, for the avoidance of doubt, any Taxes imposed on such Affiliates as a result of transactions contemplated by this Agreement, provided that neither Sellers nor any of their Affiliates shall intentionally cause liabilities or obligations to be incurred by the Company or the Sellers with respect to the Business after the date hereof that are not in the ordinary course of business.

“Business” means the business and operations of the Company and its Affiliates (and their predecessors) relating to the manufacturing, marketing, sale and distribution of rum products and related products using the Assigned Trademarks and Domain Names.

“Business Day” means any day excluding Saturday or Sunday and any other day which is a legal holiday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.3.

“Cash” means “CASH” of the type set forth in the consolidated balance sheet of the Company included in the Unaudited Financial Statements and in the amount existing on the Closing Date.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Governmental Authority” means (i) any nation or government, any state or other political subdivision thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or (iii) any court, tribunal or arbitrator, and any self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Taxes” means Taxes on or measured by net income.

“Indebtedness” has the meaning set forth in Section 1.2(b)(ii).

“Indemnified Party” has the meaning set forth in Section 9.12(c).

“Indemnifying Party” has the meaning set forth in Section 9.12(c).

“Indemnified Taxes” means all Income Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods and the portion of any Straddle Period ending at Closing. Apportionment of Taxes for all Straddle Periods shall be made using the method described in Section 1.2(c).

“Laws” means all applicable material laws, statutes, ordinances, rules, regulations, administrative orders, decrees, directives or treaties.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” has the meaning set forth in Section 9.12(b).

“Order” means any decision, demand, complaint, proceeding, citation, order, judgment, ruling, stipulation, decree, injunction, subpoena, verdict, determination or award issued, made or rendered by any Governmental Authority having competent jurisdiction.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Representative” means, with respect to any Person, such Person’s accountants, auditors, counsel, consultants, officers, directors, employees, agents and other advisors and representatives.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.12(b).

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Tax Adjustment Date” has the meaning set forth in Section 1.2(c).

“Tax Adjustment Payment” has the meaning set forth in Section 1.2(c).

“Tax Adjustment Period” has the meaning set forth in Section 1.2(c).

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Return” means any tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Tax Reserve” has the meaning set forth in Section 1.2(b)(iv).

“Termination and Redemption Agreement” means the Termination and Redemption Agreement, dated as of the date hereof, among ASCI, Buyer, Jim Beam Brands Co., Future Brands LLC and, with respect to Sections 9 and 11 thereof only, V&S and Fortune Brands, Inc. pursuant to which, among other things, in consideration of a cash payment to be made by ASCI for JBBCo.’s consent, the agreements relating to the joint venture arrangement for distribution of ASCI’s products by Future Brands LLC will be terminated and the interests of ASCI in Future Brands LLC will be liquidated.

“Third Party Claim” has the meaning set forth in Section 9.12(c).

“Trademark Assignment” has the meaning set forth in Section 1.3(b)(iii).

“Transferred Employee” has the meaning set forth in Section 4.3.

“Unaudited Financial Statements” has the meaning set forth in Section 2.4.

“V&S” has the meaning set forth in the Preamble.

Section 8.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in this construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The parties have participated jointly in the negotiation and drafting of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Buyer,

Beam Global Spirits & Wine, Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Attention: Kenton R. Rose

Fax:

with copies (which shall not constitute notice) to:

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: Mark A. Roche

Fax:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Edward P. Smith

Fax:

if to ASCI,

The Absolut Spirits Company, Incorporated

401 Park Avenue South

New York, NY 10016

Attention: General Counsel

Fax:

if to V&S,

V&S Vin & Sprit AB

SE-117 97 Stockholm

Sweden

Attention: General Counsel

Fax:

in the case of notice to ASCI or V&S, with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Paul S. Bird

Fax:

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

Section 9.3 Expenses. Except as otherwise provided herein, all direct and indirect costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, whether or not such transactions shall be consummated, shall be paid by the party incurring such cost or expense.

Section 9.4 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Buyer and the Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Buyer and the Sellers irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and each of the Ancillary Agreements, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Buyer and the Sellers hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Buyer and the Sellers hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Buyer and the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(b).

Section 9.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 9.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto; provided, however, Buyer may (without obtaining any consent) assign its rights and interests under this Agreement, in whole or in part, to any Affiliate of Buyer; provided further, however, that any such assignment by Buyer to an Affiliate without the prior written consent of the other parties hereto shall not relieve Buyer of its obligations hereunder.

Section 9.7 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and each of the Ancillary Agreements, when executed and delivered, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 9.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any matter materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.9 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof either manually-signed or facsimile-signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by all of the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Further Assurances. Following the Closing, each party shall, and shall cause its respective Representatives to, promptly execute and deliver, without further consideration, such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any other party to confirm and assure the rights and obligations provided for in this Agreement and each of the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 9.12 Survival; Indemnification.

(a) Upon a valid termination of this Agreement, the parties shall have no further obligations hereunder, except that the obligations of the parties set forth in Section 4.2, Section 7.2, Section 8.1, Section 8.2, Section 9.1, Section 9.3, Section 9.4 and this Section 9.12 shall survive any such termination and shall be enforceable hereunder. Except for the representations and warranties contained in Section 2.3 which shall survive the Closing, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 9.12(a) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

(b) From and after the Closing, Buyer shall defend, indemnify and hold harmless the Sellers, their Affiliates and their Representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all damage, loss, liability, and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation), whether or not involving a third party claim (collectively, “Losses”), resulting from or arising out of any Assumed Liabilities, the conduct of the Business prior to the Closing or the ownership or operation of the Company, the Assigned Contracts, the Assigned Trademarks and Domain Names or the Business from and after the Closing.

(c) In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Section 9.12 (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. In any event, the Sellers and Buyer shall cooperate in the defense of any Third Party Claim subject to this Section 9.12(c) and the records of each shall be reasonably available to the other with respect to such defense.

Section 9.13 Confidential Information. From and after the Closing until the second anniversary of the Closing Date, each Seller will, and will cause each of its Affiliates and its and their Representatives to maintain in strict confidence any and all information concerning the Company and the Business.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE ABSOLUT SPIRITS COMPANY, INCORPORATED

By:	/s/ Thomas R. Lalla Jr.
Name: Thomas R. Lalla Jr.
Title: Vice President

V&S VIN & SPRIT AB

By:	/s/ Pierre C. Pringuet
Name: Pierre C. Pringuet
Title: Director

By:	/s/ Michel Bors
Name: Michel Bors
Title: Director

BEAM GLOBAL SPIRITS & WINE, INC.

By:	/s/ Christopher J. Klein
Name: Christopher J. Klein
Title: Director